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                                                                  Exhibit 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference therein in the Registration Statement (Form S-8 No. 333-____) pertaining to the 1996 Stock Incentive Plan of Aftermarket Technology Corp. and the Warrant Agreement, dated as of December 20, 1996, between Michael J. Hartnett and Aftermarket Technology Corp. of our reports dated June 21, 1996 except as to Note 13, as to which the date is December 13, 1996, with respect to Aftermarket Technology Corp. and May 3, 1995, except for Note 5 as to which the date is May 10, 1995 with respect to Component Remanufacturing Specialists, Inc. included in Aftermarket Technology Corp.'s Form S-1 and related Prospectus, filed with the Securities and Exchange Commission on December 16, 1996.

ERNST & YOUNG LLP
Seattle, Washington
December 20, 1996